Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP on Form S-3 of our report dated March 14, 2007, relating to the consolidated balance sheet of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC), as of December 31, 2006 appearing in the Current Report of DCP Midstream Partners on Form 8-K dated April, 20, 2007, and to the reference to us under the heading “Experts” in the Prospectus of DCP Midstream Partners, LP, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Denver, Colorado
October 19, 2007